Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2024 SALES AND EARNINGS

Eau Claire, Wisconsin (April 26, 2024) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2024 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Overall, net sales for the quarter were down from those enjoyed in the comparable period for the prior year. The nominal ($215,000 or 1%) increase at the Housewares/Small Appliance segment was more than offset by a decrease in the Defense segment sales of $3.8 million or 6.5%, reflecting reduced shipments from backlog. The Safety segment shipments were down as well, due largely to the absence of shipments of Rusoh® fire extinguishers as a result of the sale of Rusoh in fourth quarter of the prior year. Net operating earnings for the quarter were also down from those enjoyed in first quarter 2023. The Housewares/Small Appliance segment’s net operating earnings decreased $896,000 or 66.6%, largely due to differences in the sales mix, as well as a sizable maintenance repair at its main facility. The Defense segment’s operating earnings dropped $2.2 million or 21% primarily due to the reduced volume referenced above as well as a less favorable product mix. The Safety segment reported a loss as anticipated.”

During the March 2024 Inspired Home Show, the Housewares/Small Appliance segment introduced several new products most of which enhance existing lines of product. Offerings include a new Presto Precise® 17-quart digital canner which, like the existing 12-quart unit, largely automates and simplifies pressure and water bath canning. The larger unit provides additional capacity, enabling the homemaker to process significantly more jars in each batch. Its increased height also makes it possible to use the water bath method to preserve food in quart jars. This new Presto Precise® canner, like its 12-quart counterpart, is a handsome product encased in a stylish black stainless steel housing. Two new flip waffle makers were introduced: a basic 5” Belgian waffle maker, and a 7” FlipSide® model featuring a digital timer. Like the other Presto® waffle irons, each performs superbly, making a perfectly browned waffle in about four minutes. Both also feature built-in cord storage and stainless steel accents. The segment rounded out its line of nesting poppers that offer compact and convenient storage with two poppers: the PopLite® Our Munch™ and Showtime™ poppers. The Our Munch™ is a larger version of the My Munch® single serve popper introduced the prior year. It air pops double the quantity for family-sized portions. The Show Time™ popper uses oil to make delicious popcorn. Both are fast and produce large fluffy kernels. Each features a cover that doubles as a serving bowl after popping. When the popcorn is consumed, the cover becomes a handy storage vessel for the popping unit. Finally, the Company introduced a line of green and gold products that will be used to support a regional promotional program with the Green Bay Packers. Each produces food typically eaten during “homegate” or “tailgate” parties. The line includes the Pizzazz® plus rotating pizza oven, the FryDaddy® deep fryer, the PopLite® air popper and the Nomad® slow cooker.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	March 31, 2024	April 2, 2023
Net Sales	$76,653,000	$80,409,000
Net Earnings	$6,568,000	$8,878,000
Net Earnings Per Share	$.92	$1.25
Weighted Average Shares Outstanding	7,117,000	7,097,000

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.